Exhbiit 99.1

 Pain Therapeutics Announces Fourth Quarter and Year End 2003 Financial Results

    SOUTH SAN FRANCISCO, Calif., Jan. 27 /PRNewswire-FirstCall/ -- Pain Therapeutics, Inc. (Nasdaq: PTIE), a biopharmaceutical company, today reported financial results for the fourth quarter and year ended December 31, 2003.
    The net loss for the quarter ended December 31, 2003 was $6.7 million, or $0.19 per share, compared to a net loss of $5.1 million, or $0.19 per share for the fourth quarter of 2002. The net loss for the year ended December 31, 2003 was $21.6 million, or $0.73 per share, compared to a net loss of $15.9 million, or $0.59 per share, for the same period of 2002.
    At December 31, 2003 Pain Therapeutics' cash, cash equivalents and marketable securities were $77.4 million.
    "I am pleased with the progress we made in 2003 while keeping our spending in line with expectations," said Remi Barbier, Pain Therapeutics' president and chief executive officer. "From every point of view, we believe we are better off today than we were a year ago. Oxytrex(TM) and PTI-901 are in Phase III trials. We announced a new drug candidate, Remoxy(TM), which is expected to be in Phase III by the end of 2004. We believe each of our three drug candidates has the potential to achieve blockbuster status. We completed a follow-on public offering. We added two terrific independent board members. We met over 95 percent of our published milestones on time and on budget. And we presented data at several technical forums, including the Society for Neuroscience Meeting and the Scientific Meeting of the American College of Gastroenterology."
    Research and development expenses increased to $6.1 million in the fourth quarter of 2003 from $3.8 million in the fourth quarter of 2002. Research and development expenses increased to $18.9 million for the year 2003 from $11.4 million for the year 2002. Research and development expenses in the fourth quarter of 2003 included increased spending associated with the initiation of a Phase I clinical trial with Remoxy in the first quarter of 2004. Research and development expenses in the fourth quarter of 2003 also included on-going Phase III trial costs for Oxytrex and costs associated with the initiation of the Phase III program with PTI-901.
    General and administrative expenses decreased to $0.9 million in the fourth quarter of 2003 from $1.6 million in the fourth quarter of 2002. General and administrative expenses decreased to $3.3 million for the year 2003 from $5.5 million for the year 2002.

    Financial Outlook
    As previously announced, in 2004 our clinical goals are to conduct Phase III clinical trials with Oxytrex and PTI-901 and to advance Remoxy from Phase I into Phase III. These clinical goals will result in estimated cash requirements in 2004 of $37 million, plus or minus 10 percent. We expect our cash spending to decrease after the completion of Phase III trials.
    The net loss for 2004 is expected to be approximately $39 million, plus or minus 10 percent. The net loss for 2004 is expected to be higher than the cash spending primarily due to non-cash expenses included in the net loss.
    Cash spending and expenses will continue to fluctuate on a quarter-to-quarter basis and continue to depend on the timing of clinical trials and expenses related to all three clinical programs.

    About Pain Therapeutics, Inc.
    We are a biopharmaceutical company specializing in the development of novel painkillers. We believe our unique insights into the biology and biochemistry of pain allow us to develop new drug candidates that address unmet clinical needs in pain management. We have two drug candidates in Phase III clinical trials: Oxytrex for chronic pain and PTI-901 for patients with Irritable Bowel Syndrome. Our third drug candidate, Remoxy, is an abuse resistant, long-acting oxycodone. For more information please visit our website at www.paintrials.com.

    Note Regarding Forward-Looking Statements: This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the "Act"). PTI disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include, but are not limited to, any statements relating to the timing, scope or expected outcome of the Company's clinical development of its drug candidates, the Company's expected cash requirements in 2004 and through late-stage development of its drug candidates, the Company's net loss for 2004, the potential benefits of the Company's drug candidates, and the blockbuster potential and the size of the potential market for the Company's products. Such statements are based on management's current expectations, but actual results may differ materially due to various factors. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of the Company's drug candidates, unexpected adverse side effects or inadequate therapeutic efficacy of the Company's drug candidates that could slow or prevent product approval or market acceptance (including the risk that current and past results of clinical trials are not necessarily indicative of future results of clinical trials), the uncertainty of patent protection for the Company's intellectual property or trade secrets, the Company's ability to obtain additional financing if necessary and unanticipated research and development and other costs. For further information regarding these and other risks related to the Company's business, investors should consult the Company's filings with the Securities and Exchange Commission, including its Form S-3 as amended, filed September 22, 2003 and its subsequent periodic filings.


                           PAIN THERAPEUTICS, INC.
                       (A Development Stage Enterprise)
                      CONDENSED STATEMENTS OF OPERATIONS
                   (in thousands, except per share amounts)
                                 (Unaudited)

                                         Three months ended      Year ended
                                             December 31,       December 31,
                                            2003     2002      2003      2002
    Operating expenses (1):
      Research and development            $6,052   $3,776   $18,913   $11,396
      General and administrative             882    1,552     3,338     5,523
        Total operating expenses           6,934    5,328    22,251    16,919
        Operating loss                    (6,934)  (5,328)  (22,251)  (16,919)
    Other income:
      Interest income                        250      193       634       994
        Net loss                         ($6,684) ($5,135) ($21,617) ($15,925)
    Basic and diluted loss per share      ($0.19)  ($0.19)   ($0.73)   ($0.59)
    Weighted-average shares used in
     computing basic and diluted loss
     per share                            35,362   27,139    29,483    27,039

    (1) Included in operating expenses are stock based compensation expenses of $79 and $68 for the quarters ended December 31, 2003 and 2002, and $139 and $210 for the years ended December 31, 2003 and 2002, respectively.


                           PAIN THERAPEUTICS, INC.
                       (A Development Stage Enterprise)
                                BALANCE SHEETS
                                (in thousands)

                                                            December 31,
                                                        2003          2002 (2)
    Assets
    Current assets:
      Cash and cash equivalents                      $12,027          $50,091
      Marketable securities                           65,402               55
      Prepaid expenses                                 1,321            1,101
        Total current assets                          78,750           51,247
    Property and equipment, net                        1,688            2,003
      Other assets                                        75               75
      Total assets                                   $80,513          $53,325
    Liabilities and Stockholders' Equity
     Current liabilities:
      Accounts payable                                $3,441           $2,648
      Accrued compensation and benefits                  369              273
      Other accrued liabilities                          141              180
        Total liabilities                              3,951            3,101
    Stockholders' equity
      Common stock                                        35               27
      Additional paid-in-capital                     150,732          103,254
      Deferred compensation                               (7)            (304)
      Notes receivable from stockholders                  --             (122)
      Accumulated other comprehensive
       income                                             50               --
      Deficit accumulated during the
       development stage                             (74,248)         (52,631)
        Total stockholders' equity                    76,562           50,224
        Total liabilities and
         stockholders' equity                        $80,513          $53,325

     (2) Derived from audited financial statements.

SOURCE  Pain Therapeutics, Inc.
    -0-                             01/27/2004
    /CONTACT: Christi Waarich, Senior Manager of Investor Relations of Pain Therapeutics, Inc., +1-650-825-3324, or cwaarich@paintrials.com/
    /Web site:  http://www.paintrials.com /
    (PTIE)

CO:  Pain Therapeutics, Inc.
ST:  California
IN:  HEA BIO MTC
SU:  ERN ERP